Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Cincinnati Bancorp, Inc. on Form S-8 of our report dated March 31, 2021, on our audits of the consolidated financial statements of Cincinnati Bancorp, Inc. as of December 31, 2020 and 2019 and for the years then ended, which report is included in the Annual Report on Form 10-K.
/s/   BKD, LLP
Cincinnati, Ohio
May 20, 2021